Exhibit 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces 2007 First Quarter Results
- Revenues Up 29% and Operating Income Increases 45% from Prior Year -
- Company Upgraded to NASDAQ Global Select Market -
Golden, Colo. (May 9, 2007) — Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare quality ratings company, today reported financial results for the first quarter ended March 31, 2007.
Total revenue for the first quarter of 2007 increased 29% to approximately $7.9 million from $6.1 million in the first quarter of 2006 as a result of sustained growth from the Provider Services and Internet Business Group products. Sales of HealthGrades’ suite of marketing and quality assessment and improvement products to hospitals accounted for approximately $1.3 million or 74% of the increase in revenue, and sales of the Internet Patient Acquisition™ program, consumers reports and others accounted for approximately $0.5 million or 26% of the increase over the three months ended March 31, 2006.
Operating income for the first quarter of 2007 increased 45% to approximately $881,000 from $609,000 in the first quarter of 2006. Operating income was above management’s expectations even considering the impact of nearly $400,000 in legal fees and costs incurred during the first quarter of 2007, related to the Company’s arbitration with Hewitt Associates. As announced earlier this week, an arbitration panel ruled on May 1, 2007 that the Company’s agreement with Hewitt Associates was a valid and enforceable contract and that Hewitt Associates breached the agreement. The arbitration panel awarded the Company $3.6 million. The panel also ruled that the Company is entitled to an award of reasonable attorneys’ fees and costs. The

Company has calculated its attorneys’ fees and costs through April 30, 2007 to be approximately $878,000. The Company will submit its request for an award of attorneys’ fees and costs by May 25, 2007.
Net income for the first quarter of 2007 was approximately $661,000 or $0.02 per diluted share, compared to approximately $398,000 or $0.01 per diluted share, for the same period of 2006. Net income for the three months ended March 31, 2007 reflects a tax expense of approximately $503,000, while net income for the three months ended March 31, 2006 included a tax expense of approximately $349,000. For the first quarter ended March 31, 2007, the Company’s effective income tax rate was approximately 43% compared to 47% for the first quarter of 2006.
Provider Services. For the quarter ended March 31, 2007, Provider Services revenue, which principally includes sales of hospital marketing products and quality assessment and improvement products, was approximately $5.9 million, an increase of $1.3 million, or 28% over the same period of 2006. These increases principally reflect sales of the Company’s marketing products to new hospital clients and increased sales to existing clients.
Internet Business Group. For the quarter ended March 31, 2007, Internet Business Group revenue, which includes revenue from the Company’s Internet Patient AcquisitionTM program, the sale of HealthGrades’ quality reports to consumers and website advertising and sponsorship revenue, was approximately $1.5 million, an increase of $0.6 million, or 70% over the same period of 2006. This increase was due to both an increase in revenue from the Internet Patient Acquisition program, launched in 2006, related primarily to the Tenet Healthcare agreement signed in the second quarter of 2006.
Strategic Health Solutions. For the quarter ended March 31, 2007, Strategic Health Solutions revenue, which includes sales of HealthGrades’ quality information to employers, benefit consultants, health plans and others and sales of the Company’s data, was approximately $0.4 million, a decrease of $0.2 million, or 31% over the same period of 2006. As previously disclosed, HealthGrades generated approximately $.8 million in revenue in calendar year 2006, or approximately $.2 million in the first quarter of 2006, from Hewitt Associates related to a separate agreement which, as anticipated, was not renewed for 2007.
Operating Expenses
Operating expenses grew from approximately $4.3 million during the three months ended March 31, 2006 to approximately $5.6 million for the three months ended March 31, 2007. Operating expenses increased principally due to an increase in product development expenses of approximately $401,000 and an increase in general and administrative expenses of approximately $662,000.
Product development expenses increased due to additional personnel hired to support our product development efforts, including both the improvement of existing products as well as the development of new product offerings. In addition, we continue to invest in the improvement of our physician data. The physician data we maintain relates to over 700,000 physicians. This data does not identify physicians by a unique physician identifier (such as a social security number for an individual). Therefore, in order to properly match the various data points that we maintain to the appropriate physician, we must conduct a robust matching process. We continue to acquire new physician data and refine our matching process to improve both the impact and the accuracy of our data.

Included in general and administrative expenses for the three months ended March 31, 2007, increases in the Company’s legal fees, accounting fees and general IT Support of approximately $175,000, $122,000 and $102,000, respectively, compared to the three months ended March 31, 2006. Legal fees amounting to approximately $747,000 for the three months ended March 31, 2007 relate primarily to the fees the Company incurred with respect to the arbitration claims against Hewitt Associates and indemnification expenses for the Company’s Chief Executive Officer. Accounting fees rose compared to the 2006 period due to accounting services related to our year-end audit as well as fees associated with respect to our Sarbanes-Oxley Section 404 compliance efforts.
Cash Position; Stock Repurchases
HealthGrades completed the quarter ended March 31, 2007 with approximately $19.6 million in cash and cash equivalents, a 22% increase over the balance at December 31, 2006. In connection with a stock repurchase program announced June 22, 2006, the Company purchased 52,120 shares of its common stock for a total purchase price of approximately $236,000 during the quarter ended March 31, 2007. Since June 22, 2006, the Company has repurchased 810,640 shares of its common stock for an aggregate purchase price of approximately $3.5 million.
Basis of Consolidation and Minority Interest
On January 19, 2007, we became majority owner of a newly formed company, Healthcare Credit Solutions, LLC (“HCS”). We contributed $750,000 in cash for a 50.1% ownership interest. In addition to the cash contribution, we also contributed a trademark license agreement that entitles HCS to use all of our registered and unregistered trademarks and service marks under certain conditions. HealthCo, LLC (“HealthCo”), contributed intellectual property in the form of non-competition agreements for a minority ownership interest of 49.9%. HealthCo is owned by three individuals, including Steve Wood, a HealthGrades Executive Vice President. Profit and loss and distributions between us and HealthCo will be allocated 42% and 58%, respectively. HealthGrades maintains a controlling interest in HCS through its equity interest as well as its board representation. The board of HCS is comprised of five members, three of which are appointed by HealthGrades and two of which are appointed by HealthCo. Beginning in January 2007, the Company began to consolidate the accounts of HCS, record as minority interest the ownership interest of HealthCo in HCS, and eliminate all significant intercompany balances and transactions.
NASDAQ Global Select Market Listing
HealthGrades also announced today that NASDAQ has approved the Company’s application to transfer its exchange listing from the NASDAQ Capital Market to the NASDAQ Global Select Market. Effective today, the Company’s shares of common stock will begin trading on the Global Select Market; the Company’s trading symbol will remain HGRD.
Outlook
Kerry Hicks, Chairman and Chief Executive Officer of Health Grades, Inc. stated, “Our results for the quarter were in line with our expectations. We believe that increasing media attention, consumer awareness and provider scrutiny highlight the growing significance of quality healthcare information. In this rapidly changing environment, consumers need actionable information that is unbiased and transparent. HealthGrades will seek to extend its core capabilities and broaden the scope of its services and impact on the healthcare spend by providing consumers with additional information and tools they need to help them make better healthcare spending decisions. We are also pleased to announce this week both our upgrade to the NASDAQ Global Select Market as well as the Hewitt arbitration ruling.”
As previously announced, HealthGrades will hold a conference call, which will also be broadcast live over the Internet, to discuss first quarter 2007 financial results today, at 11:00 a.m. Eastern Time/9:00 a.m. Mountain Time. The broadcast will be hosted on the Company’s website located at www.healthgrades.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. If you would like to participate, please call (800) 688-08361 at least ten minutes prior to the start time of 11:00 am ET/9:00 am MT on May 9, 2007 and reference the following — Confirmation number: 79835653, Host Name: Allen Dodge, Company: HealthGrades. The telephone replay will be available one hour after the conclusion of the teleconference at (888) 286-8010 passcode 25058203 until June 9, 2007.
About Health Grades, Inc.
HealthGrades (NASDAQ: HGRD) is the leading independent healthcare ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Millions of consumers and many of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings and decision-support resources to make healthcare decisions based on the quality and cost of care. More information on the Company can be found at http://www.healthgrades.com.
This press release contains forward-looking statements, including without limitation statements relating to the Company’s entitlement to an award of reasonable attorneys’ fees and costs and the transfer of the Company’s exchange listing from the NASDAQ Capital Market to the NASDAQ Global Select Market. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation a ruling by the arbitration panel to limit in some way our attorneys’ fees and costs, a delay by NASDAQ in effecting the Company’s transfer to the NASDAQ Global Select Market, and other factors described in the Company’s filings with the Securities and Exchange Commission, especially the section entitled “Risk Factors” in its 2006 Annual Report on Form 10-K. The Company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenue:
Ratings and advisory	$7,880,859	$6,102,257
Other	2,450	120

Total revenue	7,883,309	6,102,377

Expenses:
Cost of ratings and advisory revenue	1,358,069	1,150,146

Gross margin	6,525,240	4,952,231

Operating expenses:
Sales and marketing	2,032,781	1,794,506
Product development	1,230,906	829,886
General and administrative	2,380,306	1,718,573

Income from operations	881,247	609,266

Other:
Other	—	450
Interest income	229,958	137,427
Interest expense	(110)	(113)
Minority interest	53,590	—

Income before income taxes	1,164,685	747,030

Income tax expense	503,351	348,906

Net income	$661,334	$398,124

Net income per common share (basic)	$0.02	$0.01

Weighted average number of common shares used in computation (basic)	28,566,594	28,233,054

Net income per common share (diluted)	$0.02	$0.01

Weighted average number of common shares used in computation (diluted)	33,817,837	34,267,275

HEALTH GRADES, INC.
Condensed Consolidated Balance Sheets

	MARCH 31,	DECEMBER 31,
	2007	2006
	(Unaudited)
ASSETS
Cash and cash equivalents	$19,591,085	$16,024,373
Accounts receivable, net	4,751,657	8,895,709
Prepaid expenses and other current assets	923,438	712,021
Prepaid income taxes	18,591	—

Total current assets	25,284,771	25,632,103

Property and equipment, net	2,086,169	1,765,961
Intangible assets, net	487,029	115,001
Goodwill	3,106,181	3,106,181
Deferred income taxes	443,446	400,339

Total assets	$31,407,596	$31,019,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$158,963	$340,742
Accrued payroll, incentive compensation and related expenses	1,337,332	1,838,282
Accrued expenses	644,830	311,941
Current portion of capital lease obligations	1,411	1,391
Current portion of deferred rent	61,437	75,074
Deferred income	14,938,694	15,897,374
Income taxes payable	—	76,288
Deferred income taxes	145,968	63,190

Total current liabilities	17,288,635	18,604,282

Long-term portion of capital lease obligations	3,503	3,863
Long-term portion of deferred rent	293,608	268,392

Total liabilities	17,585,746	18,876,537

Commitments and contingencies

Minority interest	522,256	—

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 50,159,989 and 48,775,357 shares issued as of March 31, 2007 and December 31, 2006, respectively	50,160	48,775
Additional paid-in capital	95,333,801	94,604,033
Accumulated deficit	(64,803,770)	(65,465,104)
Treasury stock, 20,386,730 and 20,321,910 shares as of March 31, 2007 and December 31, 2006, respectively	(17,280,597)	(17,044,656)

Total stockholders’ equity	13,299,594	12,143,048

Total liabilities and stockholders’ equity	$31,407,596	$31,019,585